Exhibit 23.3

400 W 6th St Suite 3200 Austin, Texas 78701 512-609-1900

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of the Annual Report on Form 10-K of Drilling Tools International Corporation (the Company) for the year ended December 31, 2025, which includes our report relating to the consolidated financial statements of the Company as of and for the years ended December 31, 2024 and 2023, dated March 14, 2025 except as to Note 17, which is dated March 6, 2026.

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Austin, Texas

October 8, 2026

Weaver and Tidwell, L.L.P.

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